Exhibit 99.1

NEWS RELEASE

bluebird bio Appoints Dr James Mandell to its Board of Directors

CAMBRIDGE, Mass., January 9, 2014 — bluebird bio, a clinical-stage biotechnology company focused on transforming the lives of patients with severe genetic and orphan diseases using gene therapy, announced today that James Mandell, M.D. has joined the company’s board of directors. In addition, bluebird bio announced that Axel Polack, Ph.D., general partner at TVM Capital Partners, has stepped down from the board.

“The bluebird team is excited to welcome Dr Mandell to our board. Jim’s clear passion for patients, in particular kids in need, is a perfect fit with the company’s vision and culture. As the CEO of Boston Children’s Hospital, Jim’s experience with the provider, payor and advocacy community will be invaluable to bluebird bio as we advance our gene therapy programs” said Nick Leschly, chief bluebird. “I would also like to give a heartfelt thank you to Axel and the TVM team for their steadfast commitment and guidance of bluebird over the years enabling many of our recent accomplishments.”

Dr. James Mandell became Chief Executive Officer of Boston Children’s Hospital and Children’s Medical Center on October 1, 2000, retiring from the position in October 2013. During his tenure, Dr. Mandell was a member of the Board of Trustees and Professor of Surgery at Harvard Medical School. Prior to joining Children’s, he served as Dean of Albany Medical College and Professor of Surgery and Pediatrics. Dr. Mandell was promoted from Chief of Urology to Dean of Albany Medical College in l996. He also served as Executive Vice President for Health Affairs at Albany Medical Center and Executive Medical Director of Albany Medical Center Hospital. Prior to his tenure at Albany Medical College, he was a member of the medical staff at Children’s Hospital for nine years, advancing to an associate in Surgery with an associate professor appointment at Harvard Medical School. In addition to a medical degree from the University of Florida College of Medicine, Dr. Mandell holds a Master’s in Health Systems Management from Union College, New York.

Dr. Mandell serves on the Board of the Franciscan’s Hospital for Children and as Chair of the Board of the Harvard Risk Management Company.

About bluebird bio, Inc.

bluebird bio is a clinical-stage company committed to developing potentially transformative gene therapies for severe genetic and orphan diseases. bluebird bio has two clinical-stage programs in development. The most advanced product candidate, Lenti-D, is in a recently-initiated phase 2/3 study for the treatment of childhood cerebral adrenoleukodystrophy (CCALD), a rare, hereditary neurological disorder affecting young boys. The next most advanced product candidate, LentiGlobin, is currently in a phase 1/2 study in France for the treatment of beta-thalassemia major and severe sickle cell disease. A second phase 1/2 study with LentiGlobin in the United States has been initiated for the treatment of beta-thalassemia major.

bluebird bio also has an early-stage chimeric antigen receptor-modified T cell (CAR-T) program for oncology in partnership with Celgene Corporation.

bluebird bio has operations in Cambridge, Massachusetts and Paris, France. For more information, please visit www.bluebirdbio.com

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the advancement of the Company’s gene therapy programs. Any forward-looking statements in this press release are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the risk of cessation or delay of any of the ongoing or planned clinical studies and/or our development of our product candidates, the risk of a delay in the enrollment of patients in the Company’s clinical studies, the risk that the results of previously conducted studies involving similar product candidates will not be repeated or observed in ongoing or future studies involving current product candidates, the risk that our collaboration with Celgene will not continue or will not be successful, and the risk that any one or more of our product candidates will not be successfully developed and commercialized. For a discussion of other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in our most recent quarterly report on Form 10-Q, as well as discussions of potential risks, uncertainties, and other important factors in our subsequent filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and bluebird bio undertakes no duty to update this information unless required by law.

Investor Relations:

Richard E. T. Smith, Ph.D.

bluebird bio, Inc

(339) 499-9382

Media Contact:

Dan Budwick

Pure Communications, Inc.

(973) 271-6085